FREE WRITING PROSPECTUS

For Ming Shing Group Holdings Limited

June 3, 2024

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus dated May 9, 2024, and filed May 10, 2024, as amended;

Registration Statement No. 333-272861

Subsequent to the filing of this Free Writing Prospectus with the Securities and Exchange Commission, Ming Shing Group Holdings Limited (the “Company”) intends to use the attached presentation in connection with the Company’s road show relating to its initial public offering of securities described in the above-referenced Registration Statement on Form F-1.

Ming Shing Group Holdings Limited

By:	/s/ Chi Ming Lam
Chi Ming Lam, Chairman of the Board and Chief Executive Officer

# Ming Shing Group Holdings Limited

Proposed Nasdaq Symbol: MSW

June 2024



Issuer Free Writing Prospectus dated June 3, 2024

Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to Preliminary Prospectus dated May 9, 2024

Registration Statement No. 333-272861

# Free Writing Prospectus Statement

This free writing prospectus relates to the proposed public offering of ordinary shares ("Ordinary Shares") of Ming Shing Group Holdings Limited ("we", "us", or "our") which are being registered on the Registration Statement and should be read together with the preliminary prospectus included in the Registration Statement we filed with the Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates and may be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/1956166/000149315224018531/formf-1a.htm

The registration highlights basis information about the Company and the offering to which this presentation relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. The Company has filed the Registration Statement (including a preliminary prospectus) with the SEC or the proposed offering to which this communication relates. The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the proposed offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.

Alternatively, we or our underwriter will arrange to send you the prospectus if you contact Revere Securities LLC, by email at: contact@reveresecurities.com, or contact Ming Shing Group Holdings Limited via email: ir@ms100.com.hk.

This presentation does not constitute an offer or invitation for the sale or purchase of securities or to engage in any other transaction with us or our affiliates. The information in this presentation is not targeted at the residents of any particular country or jurisdiction and is not intended for distribution to, or use by, any person in any jurisdiction or country where such distribution or use would be contrary to local law or regulation

# Forward-Looking Statement

This presentation contains forward-looking statements that involve risks and uncertainties, such as statements related to future events, business strategy, future performance, future operations, backlog, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management. All statements other than statements of historical fact may be forward-looking statements. Forward-looking statements are often, but not always, identified by the use of words such as "aim", "anticipate", "believe", "estimate", "expect", "going forward", "intend", "may", "plan", "potential", "predict", "propose", "seek", "should", "will", "would" and similar expressions or their negative.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on management's belief, based on currently available information, as to the outcome and timing of future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those expressed in such forward-looking statements.

When evaluating forward-looking statements, you should consider the risk factors and other cautionary statements described in the section titled "risk factors." We believe the expectations reflected in the forward-looking statements contained in this presentation are reasonable, but no assurance can be given that these expectations will prove to be correct. Forward-looking statements should not be unduly relied upon.

Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to: our business and operating strategies and plans of operation; the amount and nature of, and potential for, future development of our business; our Company's dividend distribution plans; the regulatory environment as well as the general industry outlook for the industry in which we operate; future developments in the industry in which we operate; and the trend of the economy of Hong Kong and the world in general.

These factors are not necessarily all of the important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements. Other unknown or unpredictable factors could also cause actual results or events to differ materially from those expressed in the forward-looking statements. Our future results will depend upon various other risks and uncertainties, including those described in the section titled "Risk Factors" in the Registration Statement. All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement. Forward-looking statements speak only as of the date hereof. We undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise.

# Offering Summary

| | |
|---|---|
| **Issuer** | Ming Shing Group Holdings Limited |
| **Securities** | Ordinary Shares |
| **Offering Type** | Initial Public Offering |
| **Proposed Listing/Symbol** | Nasdaq Capital Market: MSW |
| **Ordinary Shares Offered by the Issuer** | 1,500,000 Ordinary Shares, or 1,725,000 Ordinary Shares if the underwriters exercise their over-allotment option in full |
| **Ordinary Shares Outstanding Prior to Completion of Offering** | 11,250,000 Ordinary Shares |
| **Ordinary Shares Outstanding Immediately After This Offering** | 12,750,000 Ordinary Shares (assumes the issuance by us of all of the selling shareholder's Ordinary Shares pursuant to the resale prospectus filed in the Registration Statement contemporaneously with the public offering prospectus, no exercise of the underwriters' over-allotment option and all of our Ordinary Shares to be sold pursuant to the initial public offering prospectus are sold). |
| **Offering Price** | Between US$5.50 and US$7.50 per Ordinary Share |
| **Gross Proceeds** | US$9,750,000 (assuming an offer price of US$6.50 per Ordinary share, being the midpoint of the range of the offering price) |
| **Use of Proceeds** | • 36% to be used for expanding our workforce<br>• 20% to be used for repayment of bank borrowings and finance leases<br>• 2% to be used for acquiring additional equipment<br>• 2% to be used for procuring an enterprise resources planning system<br>• 40% to be used for general working capital |
| **Lock-up Period** | 3 months for the Company; 6 months for directors, officers, and 5% or more shareholders |
| **Underwriter** | Revere Securities LLC |

*See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.*

# Company Overview

## About Us

1 We mainly engaged in **wet trades works** through two wholly-owned operating subsidiaries based in Hong Kong

## Service Scope

2
- Plastering
- Tile laying
- Brick laying
- Floor screeding
- Marble works

## Mission

3 To become the leading wet trades works services provider in Hong Kong



## Contracted But Not Yet Recognized Revenue

4
- Approx. US$10.2 million as of March 31, 2022
- Approx. US$44.8 million as of March 31, 2023
- Approx. US$39.7 million as of September 30, 2023

## Tender Success Rate

5
- **20.5%** in fiscal year 2022
- **21.2%** in fiscal year 2023

## Core Value

6
- Conducting business with fairness and integrity
- Maintaining a high level of expertise in wet trades works operations
- Listening and responding to customers' needs
- Providing quality work on a schedule and at a competitive price

# Company Overview

## Our Subsidiaries

| | |
|---|---|
| **MS (HK) Engineering Limited** | • A registered subcontractor under the Registered Specialist Trade Contractors Scheme of the Construction Industry Council under the marble, granite, and stone work, with specialties in<br>  • Marble/granite work<br>  • Painting<br>  • Miscellaneous cleaning services<br>• A registered specialist trade contractor in the designated trade category of plastering (Group 2) under the Registered Specialist Trade Contractors Scheme of the Construction Industry Council |
| **MS Engineering Co., Limited** | • Mainly specializes in providing wet trades works service such as<br>  • Plastering works<br>  • Tile laying works<br>  • Marble works<br>• In the role of subcontractor in private residential developments<br>• Focuses on the private sector projects |

# Corporate Structure

**Pre-Offering**



Mr. Chi Ming Lam
100%
Ming Shing Group Holdings Limited (1)
*(Incorporated in the Cayman Islands)*
100%
MS (HK) Construction Engineering Limited (2)
*(Incorporated in the British Virgin Islands)*
100%
100%
MS(HK) Engineering Limited (3)
*(Incorporated in Hong Kong)*
MS Engineering Co., Limited (4)
*(Incorporated in Hong Kong)*

**Post-Offering**
**(assuming the selling shareholder did not immediately dispose the 500,000 Ordinary Shares pursuant to the resale prospectus)**



Mr. Chi Ming Lam
Other Investors
88.24% (11,250,000 Ordinary Shares)
11.76%(1,500,000 Ordinary Shares)
Ming Shing Group Holdings Limited (1)
*(Incorporated in the Cayman Islands)*
100%
MS (HK) Construction Engineering Limited(2)
*(Incorporated in the British Virgin Islands)*
100%
100%
MS (HK) Engineering Limited (3)
*(Incorporated in Hong Kong)*
MS Engineering Co., Limited (4)
*(Incorporated in Hong Kong)*

Notes:
(1) Ming Shing Group Holdings Limited, a Cayman Islands company, is the holding company and registrant.
(2) MS (HK) Construction Engineering Limited, a British Virgin Islands company, is the holding company of our Operating Subsidiaries.
(3) MS (HK) Engineering Limited, a Hong Kong company, is one of our Operating Subsidiaries.
(4) MS Engineering Co., Limited, a Hong Kong company, is one of our Operating Subsidiaries.

# Investment Highlights

01 Established Track Record

02 Established Relationship with Customers

03 Stringent Quality Control & Environmental Impact Control

04 Experienced & Dedicated Management Team

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

# Established Track Record


Plastering

We have focused on providing **wet trades works** services in the role of a subcontractor and built up our expertise in wet trades works for **10** years

**2021**

**2**

Private Residential Projects

*Initial Contract Sum in the aggregate: US$6.4 million+*

**2022**

**1**

Infrastructure Project for The Expansion of a Public Hospital

*Initial Contract Sum: US$17.9 million+*

**1**

Private Residential Project

*Initial Contract Sum: US$12.8 million+*

**2023**

**1**

Residential Project

*Initial Contract Sum: US$5.3 million+*

# Financial Highlights


Revenue
US$ Million
14
12
10
8
6
4
2
0
10.81
13.21
1H FY2023 Unaudited
1H FY2024 Unaudited


Gross Profit
US$ Million
3
2
2
1
1
0
1.98
1.94
1H FY2023 Unaudited
1H FY2024 Unaudited


Net Income*
US$ Million
2
2
1
1
0
1.86
1.01
1H FY2023 Unaudited
1H FY2024 Unaudited

## Revenue Breakdown

Private

Public


Public
7.1%
1H2023 Unaudited
Private
92.9%


1H2024 Unaudited
Private
53.9%
Public
46.1%

*Notes:*
*1H FY2023 represents the six months ended September 30, 2022*
*1H FY2024 represents the six months ended September 30, 2023*

*Note: The Company's Fiscal Year End is March 31. The data in this slide is for the Six Months ended September 30.*
*See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.*
** Net Income & Total Comprehensive Income*

# Financial Highlights



Revenue
US$ Million
25
20
15
10
5
0
14.38
21.87
FY2022
FY2023



Gross Profit
US$ Million
4
4
3
3
2
2
1
1
0
2.63
3.49
FY2022
FY2023



Net Income*
US$ Million
3
3
2
2
1
1
0
1.80
2.79
FY2022
FY2023

## Revenue Breakdown



Private
Public
FY2022
Public 14.1%
Private 85.9%
FY2023
Public 28.8%
Private 71.2%

*Note: Fiscal Year Ended March 31. The date in this slide is for Fiscal Year Ended March 31.*
*See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.*
** Net Income & Total Comprehensive Income*

# Established Relationship with Customers



Consistently Deliver Quality Work
Offer Competitive Pricing
Strong Relationship with Suppliers

We have established long-standing relationships with some of our major customers

**We have had**

- Over nine-year business relationship with a Hong Kong subsidiary of a renowned French **industrial group** that is a listed company on Euronext Paris mainly for the development of commercial and infrastructure projects

**We commenced business relationship with**

- Subsidiary of an outstanding **construction company** listed on the Hong Kong Stock Exchange in 2021
- Subsidiary of a prominent and distinguished **property developer** listed on the Hong Kong Stock Exchange in 2020

# Stringent Quality Control & Environmental Impact Control

**We place emphasis on providing consistently high-quality services**


Quality Control
Measures

- Regular communication and site visits to collect feedback from customers
- Maintaining an approval list of suppliers
- Designation of a project management team for every project
- Constant monitoring of quality management of subcontractors

# Operational Workflow



Identification of business opportunities
Preliminary assessment of the project
Preparation of tender
Award of contract
Approximately 1 week to 2 months
Formation of project management team
Project implementation
Customer inspection and acceptance
Defects liability period
Generally ranging from 6 months to approximately 3 years
Generally 12 months

# Pricing Strategies

*Determined on a **CASE-BY-CASE** basis*

**Estimated Costs** + **Mark-ups** = **Tender Price**

**Estimated Costs**

- Scope of services
- Price trend for the types of subcontracting services and the materials required
- Complexity and location of the project;
- Estimated quantity and type of equipment required
- Completion time requested
- Availability of human and financial resources
- Quotations from our suppliers

**Mark-ups**

- Size, duration and sector of the project
- Number of years of business relationship with the customer
- Customer's credit and financial history
- Prospect of obtaining any future contracts from the customer
- Possibility of a positive impact to our wet trades works industry reputation
- Likelihood of a material deviation from cost estimate
- Prevailing market conditions

**Tender Price**

To minimize the potential risk of cost overruns:

- Conducts a thorough assessment of the workmanship specification of new customers to minimize the occurrence of unexpected rectification work orders
- Material overdue payments are closely monitored and evaluated

# Experienced Management Team

### Chi Ming Lam

*Director*
*Chief Executive Officer*
*Chairman*

- 20+ years of experience in the wet trades works industry.
- Director and shareholder of MS (HK) Engineering Limited since 2012.
- Director and shareholder of MS Engineering Co., Limited since 2019 and 2021 respectively.
- Appointed as Chief Executive Officer and Chairman on 22 December 2022.
- Oversees management, strategy, project management, and daily operations.
- Holds a foundation diploma in electrical engineering from the Vocational Training Council of Hong Kong, 2009.

### Pik Chun Lin

*Chief Financial Officer*

- 15+ years of experience in accounting.
- Joined our Group in April 2014.
- Appointed as Chief Financial Officer on 22 December 2022.
- Former accounting officer at Legend Swimwear Factory Limited.
- Bachelor of Arts with Honors in Accounting from the University of Bedfordshire, February 2012.
- Advanced diploma in accounting from the University of Hong Kong School of Professional and Continuing Education, June 2010.

### Chi Hei Tsoi

*Chief Accounting Officer*

- 10+ years in auditing, accounting, and financial management.
- Financial controller for our Group since 2022.
- Current financial controller and company secretary at Noble Engineering Group Holdings Limited (HKEx: 8445) since 2017.
- Former manager at KPMG (2014-2017).
- Bachelor's degree in accountancy from The Hong Kong Polytechnic University, November 2010.
- Certified Public Accountant (Practicing), Hong Kong.

# Board of Directors

### Wai Chun Chik

*Independent Director*

- 15+ years in auditing, accounting, and corporate governance.
- Independent director, Top Wealth Group Holding (NASDAQ: TWG) since April 2024.
- Head of company secretarial department of P.B. Advisory Limited.
- Company secretary for FingerTango Inc. since July 2023.
- Independent director at Boltek Holdings Limited since September 2021.
- Company secretary of P.B. Group Limited since August 2019.
- Master of corporate governance from Hong Kong Polytechnic University, 2015.
- Member of CPA Australia since June 2011.
- Certified public accountant by the Hong Kong Institute of Certified Public Accountants since September 2011.

### Dongjie Lao

*Independent Director*

- 10+ years in engineering.
- Project Manager at YSK2 Engineering Company Limited since August 2018.
- Former Site Engineer at Kowloon Development Engineering Limited (2017-2018).
- Engineer at AECOM Asia Co. Ltd (2012-2017).
- Bachelor of Engineering in Civil Engineering from the University of Hong Kong, 2012.
- Member of the Hong Kong Institution of Engineers and the Institution of Structural Engineers since June 2018.
- Registered Professional Engineer in Hong Kong since November 2020.

### Yu Yuan

*Independent Director*

- 10+ years in engineering.
- Senior Engineer at BUCG-CCCL Joint Venture since April 2021.
- Project Manager at Vicon Construction Co., Ltd, March 2019 - April 2021.
- Assistant Project Manager at SHUNLEE Engineering Corporation Limited, June 2017 - February 2019.
- Assistant Project Manager at Victor Li & Associates Ltd., August 2012 - June 2017.
- Bachelor of Engineering in civil engineering, University of Hong Kong, 2012.
- Master of Science in engineering (geotechnical engineering), 2016.
- Chartered civil engineer, Institution of Civil Engineers since July 2020.

## Value Chain of Hong Kong Wet Trades Works Market

**Upstream** → **Midstream** → **Downstream**

**Upstream**
- Material supplier
- Equipment and tool supplier
- Machinery provider

**Midstream**
- Main contractor
- Subcontractor

**Downstream**
- Government and public institutions
- Property developer
- Household tenants







Source: The Frost & Sullivan Report

# Industry Overview

## Market Size of Wet Trades Works in Hong Kong

The private sector contributes to most of the total gross value of wet trades works in Hong Kong.

**Gross value of wet trades works by sector in Hong Kong, 2016-2026E**

| CAGR | 2016-2021 | 2022E-2026E |
|---|---|---|
| Public sector | 4.0% | 5.9% |
| Private sector | 3.1% | 7.0% |
| Overall | 3.4% | 6.6% |



Million HK$
20,000
15,000
10,000
5,000
0
Public sector
Private sector
9,574.9
10,496.6
11,285.7
11,567.8
10,966.3
11,335.2
12,103.1
12,983.8
13,887.1
14,866.0
15,609.3
3,582.3
3,965.1
4,294.6
4,452.4
4,200.1
4,352.7
4,575.0
4,778.0
5,110.5
5,470.7
5,744.2
5,992.6
6,531.5
6,991.1
7,115.4
6,766.2
6,982.5
7,528.1
8,205.8
8,776.6
9,395.3
9,865.1
2016
2017
2018
2019
2020
2021
2022E
2023E
2024E
2025E
2026E

*Source: The Frost & Sullivan Report*

*Note: The gross value of wet trades works refers to the revenue of the wet trades works industry in nominal term performed by main contractors and subcontractors in construction sites, and is indicative for the revenue of wet trades works contractors involved.*

# Industry Overview

## Market Drivers and Opportunities


01
02
03
04

### 01 Continuous housing supply in Hong Kong

The development of the wet trades market is highly associated with the constructions of buildings and infrastructures

### 02 Urban renewal projects

The HK Government launched the Mandatory Building Inspection Scheme (MBIS) since 2012 and owners of buildings aged 30 years or above and served with statutory notices, are required to carry out the prescribed inspection.

### 03 Heightened industry standards and customer requirement

Well-established wet trades work contractors with quality of works are preferred by property developers and main contractors.

### 04 Expedited development of commercial area

The continuous investment by the Government in infrastructure in the next few years, as proposed by the Chief Executive of Hong Kong in the 2020 Policy Address, will increase the demand for wet trades works

*Source: The Frost & Sullivan Report*

*Note: The gross value of wet trades works refers to the revenue of the wet trades works industry in nominal term performed by main contractors and subcontractors in construction sites, and is indicative for the revenue of wet trades works contractors involved.*

# Growth Strategies



1

## Enhancing Competitiveness & Expanding Market Share

- Focus on deploying our resources towards competing for additional and more sizeable wet trades works projects in Hong Kong
- Plan to apply part of our net proceeds from the sale of Ordinary Shares to enhance our project management capabilities and for general working capital

2

## Acquiring Additional Equipment

- Further enhance our equipment
- A larger set of equipment will allow us to improve our overall work efficiency and technical capability, and enhance our flexibility to deploy our resources more efficiently

3

## Enhancing Brand

- Setting up dedicated web pages for advertising our services
- Placing advertisements in industry publications
- Sponsoring business events and charity functions organized by property developers and construction contractors
- Sending promotional booklets and other promotional materials for advertising our services
- Approaching potential customers more actively to secure new business opportunities for our wet trades works services

# Contact

**Issuer:**

**Ming Shing Group Holdings Limited**

Email: ir@ms100.com.hk
Tel: +852 2370 3788
Address: 8/F, Cheong Tai Factory Building, 16 Tai Yau Street, San Po Kong, Kowloon, Hong Kong

**Underwriter:**

**Revere Securities LLC**

Email: contact@reveresecurities.com
Tel: +1 (212) 688-2350
Address: 560 Lexington Avenue, 16th Floor, New York, NY 10022 USA